                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

                                 BY AND AMONG

      CMGI, INC., ADSMART CORPORATION, FLYCAST COMMUNICATIONS CORPORATION

                                      AND

                   ENGAGE TECHNOLOGIES, INC., AND FCET CORP.



                               January 19, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I - THE MERGER....................................................    1
1.1    The Merger.........................................................    1
1.2    The Merger Closing.................................................    1
1.3    Actions at the Merger Closing......................................    1
1.4    Additional Action..................................................    2
1.5    Conversion of Shares...............................................    2
1.6    Dissenting Shares..................................................    2
1.7    Fractional Shares..................................................    3
1.8    Options............................................................    3
1.9    Conversion of Notes Held by CMGI...................................    4
1.10   Conversion of Preferred Stock......................................    4
1.11   Notes..............................................................    4
1.12   Certificate of Incorporation and By-laws...........................    4
1.13   No Further Rights..................................................    4
1.14   Closing of Transfer Books..........................................    5
ARTICLE II - THE CONTRIBUTION.............................................    5
2.1    The Contribution...................................................    5
2.2    The Contribution Closing...........................................    5
2.3    Actions at the Contribution Closing................................    5
2.4    Conversion of Shares...............................................    5
2.5    Options............................................................    5
2.6    InterStep Escrow...................................................    5
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF CMGI......................    6
3.1    Organization, Qualification and Corporate Power....................    6
3.2    Authorization......................................................    6
3.3    Noncontravention...................................................    6
3.4    No Broker..........................................................    8
3.5    Investment.........................................................    8
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF CMGI AND ADSMART
AS TO ADSMART.............................................................    7
4.1    Organization, Qualification and Corporate Power....................    7
4.2    Capitalization.....................................................    8
4.3    Authorization of Transaction.......................................    9
4.4    Noncontravention...................................................    9
4.5    Subsidiaries.......................................................    9
4.6    Financial Statements...............................................   10
4.7    Absence of Certain Changes.........................................   11
4.8    Undisclosed Liabilities............................................   11
4.9    Tax Matters........................................................   11
4.10   Assets.............................................................   12
4.11   Owned Real Property................................................   12
4.12   Real Property Leases...............................................   12


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4.13   Intellectual Property..............................................   12
4.14   Contracts..........................................................   13
4.15   Insurance..........................................................   15
4.16   Litigation.........................................................   15
4.17   Employees..........................................................   15
4.18   Employee Benefits..................................................   15
4.19   Environmental Matters..............................................   17
4.20   Legal Compliance...................................................   18
4.21   Permits............................................................   18
4.22   Business Activity Restrictions.....................................   18
4.23   Year 2000 Compliance...............................................   18
4.24   Customers..........................................................   20
4.25   Absence of Improper Payments.......................................   20
4.26   Brokers' Fees......................................................   20
4.27   Proxy Statement....................................................   20
ARTICLE V - REPRESENTATIONS AND WARRANTIES OF CMGI AND FLYCAST
AS TO FLYCAST.............................................................   20
5.1    Flycast Merger Agreement...........................................   20
5.2    Capitalization.....................................................   21
5.3    Flycast-CMGI Option................................................   21
5.4    Non-competition Agreements.........................................   21
5.5    Intercompany Balance...............................................   22
ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF THE BUYER AND
THE TRANSITORY SUBSIDIARY.................................................   22
6.1    Organization, Qualification and
       Corporate Power....................................................   22
6.2    Capitalization.....................................................   22
6.3    Authorization of Transaction.......................................   22
6.4    Noncontravention...................................................   23
6.5    Reports and Financial Statements...................................   23
6.6    Absence of Material Adverse Change.................................   24
6.7    Litigation.........................................................   24
6.8    Interim Operations of the Transitory
       Subsidiary.........................................................   24
6.9    Brokers' Fees......................................................   24
6.10   Proxy Statement....................................................   24
ARTICLE VII - COVENANTS...................................................   24
7.1    Closing Efforts....................................................   24
7.2    Governmental and Third-Party Notices
       and Consents.......................................................   24
7.3    Operation of Adsmart and Flycast Businesses........................   26
7.4    Expenses...........................................................   28
7.5    Indemnification....................................................   28
7.6    Listing of Merger Shares...........................................   28
7.7    Rights Arising From Prior Acquisitions.............................   28
7.8    Buyer Management Agreement.........................................   29
7.9    Non-Solicitation...................................................   29


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ARTICLE VIII - CONDITIONS TO CLOSING......................................   29
8.1    Condition to Each Party's Obligations..............................   29
8.2    Conditions to Obligations of the Buyer
       and the Transitory Subsidiary......................................   26
8.3    Conditions to Obligations of CMGI and
       Adsmart............................................................   30
ARTICLE IX - INDEMNIFICATION..............................................   31
9.1    Indemnification by CMGI............................................   31
9.2    Indemnification Claims.............................................   31
9.3    Survival of Representations and Warranties.........................   33
9.4    Limitations........................................................   33
ARTICLE X - TERMINATION...................................................   34
10.1   Termination of Agreement...........................................   34
10.2   Effect of Termination..............................................   35
ARTICLE XI -DEFINITIONS...................................................   35
ARTICLE XII - MISCELLANEOUS...............................................   37
12.1   Press Releases and Announcements...................................   37
12.2   No Third Party Beneficiaries.......................................   37
12.3   Entire Agreement...................................................   37
12.4   Succession and Assignment..........................................   38
12.5   Counterparts Facsimile Signature...................................   38
12.6   Headings...........................................................   38
12.7   Notices............................................................   38
12.8   Governing Law......................................................   39
12.9   Amendments and Waivers.............................................   39
12.10  Severability.......................................................   39
12.11  Construction.......................................................   40

                         AGREEMENT AND PLAN OF MERGER

     Agreement entered into as of January 19, 2000 by and among Engage Technologies, Inc., a Delaware corporation (the "Buyer"), FCET Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (the "Transitory Subsidiary"), CMGI, Inc., a Delaware corporation ("CMGI"), ADSmart Corporation, a Delaware corporation ("Adsmart") and Flycast Communications Corporation, a Delaware corporation ("Flycast"). The Buyer, the Transitory Subsidiary, CMGI and Adsmart are referred to collectively herein as the "Parties."

     This Agreement contemplates (i) a merger of the Transitory Subsidiary into Adsmart, pursuant to which the stockholders of Adsmart will receive common stock of Buyer in exchange for their capital stock and (ii) a contribution of all of the outstanding shares of common stock of Flycast by CMGI to Buyer in exchange for shares of common stock of Buyer.

     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I
                                  THE MERGER

     1.1    The Merger.  Upon and subject to the terms and conditions of this
            ----------
Agreement, the Transitory Subsidiary shall merge with and into Adsmart (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and Adsmart shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Surviving Corporation files a certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

     1.2    The Merger Closing.  The closing of the Merger (the "Merger
            ------------------
Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, on a date agreed upon by CMGI and Buyer, which shall not be later than three business days after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article VIII hereof (the "Closing Date"). The Merger Closing shall take place concurrently with and is conditioned upon the Contribution Closing (as defined below).

     1.3    Actions at the Merger Closing.  At the Merger Closing:
            -----------------------------

          (a) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

          (b) each of the stockholders of record of Adsmart immediately prior to the Effective Time (the "Adsmart Stockholders") shall deliver to the Buyer the certificate(s) representing his, her or its Adsmart Shares (as defined below), and

          (c) the Buyer shall deliver certificates for the Merger Shares (as defined below) to each Adsmart Stockholder in accordance with Section 1.5.

     1.4    Additional Action.  The Surviving Corporation may, at any time after
            -----------------
the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either Adsmart or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

     1.5    Conversion of Shares.  At the Effective Time, by virtue of the
            --------------------
Merger and without any action on the part of any Party or the holder of any of the following securities:

          (a) Each share of common stock, $.01 par value per share, of Adsmart ("Adsmart Common Shares") issued and outstanding immediately prior to the Effective Time (other than Adsmart Common Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined below) and Adsmart Common Shares held in Adsmart's treasury) shall be converted into and represent the right to receive such number of shares (the "Merger Shares") of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock") as is determined by dividing 5,611,852 by the sum of the number of Adsmart Common Shares outstanding immediately prior to the Effective Time and the number of Adsmart Common Shares subject to outstanding Adsmart Options (as defined below) immediately prior to the Effective Time (the "Conversion Ratio").

          (b) The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the date of this Agreement and the Effective Time.

          (c) Each Adsmart Share held in Adsmart's treasury immediately prior to the Effective Time and each Adsmart Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

          (d) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

     1.6    Dissenting Shares.
            -----------------

          (a) For purposes of this Agreement, "Dissenting Shares" means Adsmart Common Shares held as of the Effective Time by an Adsmart Stockholder who has not voted such Adsmart Common Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive shares of Buyer Common Stock in the Merger, unless such Adsmart Stockholder shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn, his, her or its demand for appraisal. If such Adsmart Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the shares of Buyer Common Stock issuable in respect of such Adsmart Common Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to the holder thereof a certificate representing shares of Buyer Common Stock to which such holder is entitled pursuant to Section 1.5.

          (b) Adsmart shall give the Buyer (i) prompt notice of any written demands for appraisal of any Adsmart Common Shares, withdrawals of such demands, and any other instruments that relate to such demands received by Adsmart and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. Adsmart shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Adsmart Common Shares or offer to settle or settle any such demands.

     1.7    Fractional Shares.  No certificates or scrip representing fractional
            -----------------
shares shall be issued to former Adsmart Stockholders upon the surrender for exchange of certificates, and such former Adsmart Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional shares that would have otherwise been issued to such former Adsmart Stockholders. In lieu of any fractional shares that would have otherwise been issued, each former Adsmart Stockholder that would have been entitled to receive a fractional share shall, upon proper surrender of such person's certificates, receive a cash payment equal to the closing price per share of the Buyer Common Stock on the Nasdaq National Market, as reported by Nasdaq, on the business day immediately preceding the Closing Date, multiplied by the fraction of a share that such Adsmart Stockholder would otherwise be entitled to receive.

     1.8    Options.
            -------

          (a) As of the Effective Time, all options to purchase Adsmart Common Shares issued by Adsmart pursuant to its stock option plans or otherwise ("Adsmart Options"), whether vested or unvested, shall be assumed by the Buyer. Immediately after the Effective Time, each Adsmart Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Adsmart Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Adsmart Common Shares subject to the unexercised portion of such Adsmart Option multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Adsmart Option shall be equal to the exercise price of such Adsmart Option immediately prior to the Effective Time, divided by the Conversion Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986 (as amended, the "Code"), if applicable, and all of the other terms of Adsmart Options shall otherwise remain unchanged.

          (b) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Adsmart Options appropriate notices setting forth such holders' rights pursuant to such Adsmart Options, as amended by this Section 1.8, and the agreements evidencing such Adsmart Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.8 and such notice).

          (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of Adsmart Options assumed in accordance with this Section 1.8. As soon as practicable after the Effective Time (subject to the availability of all required financial statements), the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933 (as amended, the "Securities Act") with respect to all shares of Buyer Common Stock subject to such Adsmart Options that may be registered on a Form S-8, and shall use reasonable efforts to maintain the effectiveness of such Registration Statement for so long as such Adsmart Options remain outstanding.

     1.9    Conversion of Notes Held by CMGI.  Prior to the Effective Time, CMGI
            --------------------------------
shall convert all of the convertible promissory notes of Adsmart held by it into shares of Series B Convertible Preferred Stock, $.01 par value per share (the "Adsmart Series B Preferred Stock"), of Adsmart.

     1.10   Conversion of Preferred Stock.  Prior to the Effective Time, CMGI
            -----------------------------
shall convert all of its shares of Series A Convertible Preferred Stock, $.01 par value per share (the "Adsmart Series A Preferred Stock"), and the Adsmart Series B Preferred Stock (collectively, the "Adsmart Preferred Shares") into Adsmart Common Shares.

     1.11   [Reserved]

     1.12   Certificate of Incorporation and By-laws.
            -----------------------------------------

          (a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (1) the name of the corporation set forth therein shall be changed to the name of Adsmart and (2) the identity of the incorporator shall be deleted.

          (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of Adsmart.

     1.13   No Further Rights.  From and after the Effective Time, no Adsmart
            -----------------
Common Shares shall be deemed to be outstanding, and holders of certificates therefor shall cease to have any rights with respect thereto, except as provided herein or by law.

     1.14   Closing of Transfer Books.  At the Effective Time, the stock
            -------------------------
transfer books of Adsmart shall be closed and no transfer of Adsmart Common Shares shall thereafter be made.

                                  ARTICLE II
                               THE CONTRIBUTION

     2.1    The Contribution.  Upon and subject to the terms and conditions of
            ----------------
this Agreement, CMGI shall contribute to the Buyer all of the outstanding shares of common stock, $.01 par value, of Flycast ("Flycast Common Stock") in exchange for shares of Buyer Common Stock, at the Contribution Closing (as defined below) (the "Contribution"). The Contribution is intended to qualify as a transaction under Section 351 of the Code.

     2.2    The Contribution Closing.  The closing of the Contribution (the
            ------------------------
"Contribution Closing") shall take place concurrently with and is conditioned upon the Merger Closing. The Contribution Closing and Merger Closing are referred to collectively as the "Closing."

     2.3    Actions at the Contribution Closing.  At the Contribution Closing:
            -----------------------------------

          (a) CMGI shall deliver to Buyer a stock certificate for all of the then outstanding shares of Flycast Common Stock; and

          (b) Buyer shall deliver a certificate for the Contribution Shares (as defined below) to CMGI (or any designated subsidiary thereof).

     2.4    Conversion of Shares.  At the Contribution Closing, Buyer shall
            --------------------
issue to CMGI 26,886,965 shares of Buyer Common Stock (the "Contribution Shares"). The number of Contribution Shares shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the date of this Agreement and the date of the Contribution Closing.

     2.5    Options.  If (i) prior to the Closing any of the employees and
            -------
consultants of Flycast holding options to purchase shares of CMGI Common Stock ("Flycast-CMGI Options") elect to exchange, with the consent of CMGI and Buyer, such options for options to purchase Buyer Common Stock upon terms mutually acceptable to CMGI and the Buyer or (ii) following the Closing Date any such Flycast-CMGI Options expire unexercised, in whole or in part, CMGI shall be obligated to deliver to the Buyer a number of shares of Buyer Common Stock equal to the number of shares of CMGI Common Stock subject to the exchanged or expired option multiplied by 1.441, rounded down to the nearest share. In addition, upon any exercise of a Flycast-CMGI Option that has not been exchanged for an option to purchase shares of Buyer Common Stock, CMGI shall deliver to Buyer the amount of the exercise price received by CMGI upon such exercise. If such exercise price is paid in cash, CMGI shall deliver the amount of such exercise price to Buyer in cash. If the amount of such exercise price is paid to CMGI through surrender of shares of CMGI Common Stock or any other method, CMGI shall deliver the amount of such exercise price in the form of shares of Buyer Common Stock valued at $77.96 per share (subject to equitable adjustment for any stock splits, stock dividends or other recapitalizations or exchanges affecting such shares). Commencing on the last day of the first fiscal quarter of CMGI ending after the Closing Date and on the last day of each fiscal quarter of

CMGI thereafter, CMGI shall deliver to the Buyer the shares of Buyer Common Stock and any exercise price required to be delivered to the Buyer pursuant to this Section 2.5. If CMGI is required to deliver any shares of Buyer Common Stock to Buyer hereunder, it shall concurrently deliver to Buyer any dividends or distributions received by it with respect to such shares or any securities into which such shares have been changed, recapitalized or reclassified. Notwithstanding the foregoing, if any Flycast-CMGI Option is exercised for shares of CMGI Common Stock after any merger, consolidation, sale of assets or other similar transaction in which more than 50% of the outstanding shares of Buyer Common Stock are exchanged for stock, cash or other property of an acquiring or successor entity (an "Engage Sale"), then upon such exercise, CMGI shall cause to be delivered to Buyer (or its successor), in lieu of shares of Buyer Common Stock, the stock, cash or other property issued in such Engage Sale with respect to the number of shares of Buyer Common Stock otherwise deliverable by CMGI under this Section 2.5.

     2.6    InterStep Escrow.  To the extent that after the Closing, any shares
            ----------------
of CMGI Common Stock held in escrow under the Escrow Agreement dated as of August 30, 1999 by and between Flycast, the representatives of certain shareholders of InterStep, Inc. ("InterStep") and others are released to Flycast from such escrow, Flycast shall deliver and transfer all of such shares to CMGI in exchange for the transfer and delivery by CMGI to Buyer of a number of shares of Buyer Common Stock equal to the number of shares of CMGI Common Stock so transferred, multiplied by 1.441.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF CMGI

     CMGI represents and warrants to the Buyer that the statements contained in this Article III are true and correct.

     3.1    Organization, Qualification and Corporate Power.  CMGI is a
            -----------------------------------------------
corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. CMGI is duly qualified to conduct business and is in corporate and tax good standing under the laws of the Commonwealth of Massachusetts. CMGI has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     3.2    Authorization.  CMGI has all requisite power and authority to
            -------------
execute and deliver this Agreement and to perform its obligations hereunder.
The execution and delivery by CMGI of this Agreement and the consummation by CMGI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CMGI. This Agreement has been duly and validly executed and delivered by CMGI and constitutes a valid and binding obligation of CMGI, enforceable against CMGI in accordance with its terms.

     3.3    Noncontravention.  Subject to the filing of the Certificate of
            ----------------
Merger as required by the Delaware General Corporation Law, neither the execution and delivery by CMGI of this Agreement, nor the consummation by CMGI of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of CMGI,

(b) require on the part of CMGI any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency
(a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which CMGI is a party or by which CMGI is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a CMGI Material Adverse Effect (as defined below) and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not have a CMGI Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CMGI or any of its properties or assets. For purposes of this Agreement, "CMGI Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), or results of operations of CMGI and its subsidiaries, taken as whole.

     3.4    No Broker.  None of CMGI, Adsmart or Flycast has entered into any
            ---------
contract, arrangement or understanding with any person or firm which may result in the obligation of Adsmart, Flycast or Buyer to pay any fee or commission to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.5    Investment.  CMGI is acquiring shares of Buyer Common Stock pursuant
            ----------
to Merger and Contribution for investment and not with a view to the distribution thereof.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF CMGI
                           AND ADSMART AS TO ADSMART

     CMGI and Adsmart represent and warrant to the Buyer that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule provided by CMGI and Adsmart to the Buyer on the date hereof and accepted in writing by the Buyer (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV, and the disclosures in any paragraph of the Disclosure Schedule shall qualify other paragraphs in this Article IV only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs. For purposes of this Article IV, the phrase "to the knowledge of Adsmart" or any phrase of similar import shall be deemed to refer to matters which the executive officers of Adsmart actually know.

     4.1    Organization, Qualification and Corporate Power.  Adsmart is a
            -----------------------------------------------
corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. Adsmart is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an Adsmart Material Adverse Effect (as defined below). Adsmart has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Adsmart has furnished to the Buyer complete and accurate copies of its Restated Certificate of Incorporation and Amended and Restated By-laws. For purposes of this Agreement, "Adsmart Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of Adsmart and its Subsidiaries (as defined below), taken as a whole, excluding any material adverse effect (a) demonstrably shown to have been proximately caused by the public announcement of this Agreement or any of the transactions contemplated thereby, or (b) arising or resulting from general industry, economic or stock market conditions that affect Adsmart (or the markets in which Adsmart competes) in a manner not disproportionate to the manner in which such conditions affect other companies in the industries or markets in which Adsmart competes.

     4.2    Capitalization.  The authorized capital stock of Adsmart consists of
            --------------
(a) 160,000,000 Adsmart Common Shares, of which, as of the date of this Agreement, 749,910 shares were issued and outstanding and no shares were held in the treasury of Adsmart and (b) 15,000,000 Adsmart Preferred Shares, of which
(i) 800,000 shares have been designated as Adsmart Series A Preferred Stock, of which, as of the date of this Agreement, all shares were issued and outstanding and (ii) 14,200,000 shares have been designated as Adsmart Series B Preferred Stock, of which, as of the date of this Agreement, none of which shares were issued and outstanding. Section 4.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of Adsmart, indicating the number and class or series of shares held by each stockholder and (for shares other than Adsmart Common Shares) the number of Adsmart Common Shares (if any) into which such shares are convertible, (ii) all outstanding Adsmart Options, indicating (A) the holder thereof, (B) the number and class or series of Adsmart Shares subject to each Adsmart Option and (for Adsmart Common Shares other than Common Shares) the number of Adsmart Common Shares (if any) into which such Adsmart Company Shares are convertible, (C) the exercise price, date of grant, vesting schedule and expiration date for each Adsmart Option, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of Adsmart. All of the issued and outstanding Adsmart Common Shares are, and all Adsmart Common Shares that may be issued upon exercise of Adsmart Options or Adsmart Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than Adsmart Options listed in Section 4.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which Adsmart is a party or which are binding upon Adsmart providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Adsmart. There are no agreements to which Adsmart is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of Adsmart.
To the knowledge of Adsmart, there are no agreements among other parties, to which Adsmart is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of Adsmart.

     4.3    Authorization of Transaction.  Adsmart has all requisite power and
            ----------------------------
authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Adsmart of this Agreement and, subject to the adoption of this Agreement and approval of the Merger by a majority of the votes represented by the outstanding Adsmart Company Shares entitled to vote on this Agreement and the Merger ("Adsmart Stockholder Approval"), the consummation by Adsmart of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Adsmart. This Agreement has been duly and validly executed and delivered by Adsmart and constitutes a valid and binding obligation of Adsmart, enforceable against Adsmart in accordance with its terms.

     4.4    Noncontravention.  Subject to the filing of the Certificate of
            ----------------
Merger as required by the Delaware General Corporation Law, neither the execution and delivery by Adsmart of this Agreement, nor the consummation by Adsmart of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Restated Certificate of Incorporation or Amended and Restated By-laws of Adsmart or the charter, By-laws or other organizational document of any Subsidiary (as defined below), (b) require on the part of Adsmart or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Adsmart or any Subsidiary is a party or by which Adsmart or any Subsidiary is bound or to which any of their assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have an Adsmart Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not have an Adsmart Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby,
(d) result in the imposition of any Security Interest (as defined below) upon any assets of Adsmart or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Adsmart, any Subsidiary or any of their properties or assets. For purposes of this Agreement:
"Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of Adsmart and not material to Adsmart; and "Ordinary Course of Business" means the ordinary course of Adsmart's business, consistent with past custom and practice.

     4.5    Subsidiaries.
            ------------

          (a) Section 4.5 of the Disclosure Schedule sets forth: (i) the name of each corporation, partnership, joint venture or other entity in which Adsmart has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a "Subsidiary" and, collectively, the "Subsidiaries"); (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation.

          (b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an Adsmart Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Adsmart has delivered to the Buyer complete and accurate copies of the charter, By-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, By-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either Adsmart or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Adsmart or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

          (c) Adsmart does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

     4.6    Financial Statements.  Adsmart has provided to the Buyer (a) the
            --------------------
unaudited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of Adsmart as of and for each of the last two fiscal years; and (b) the unaudited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows as of and for the three months ended as of October 31, 1999 (the "Most Recent Balance Sheet Date") (collectively, the "Adsmart Financial Statements"). Prior to the Closing, Adsmart shall provide to the Buyer the audited financial statements shown on Section 4.6 of the Disclosure Schedule (the "Adsmart Audited Financial Statements"), which shall include an audited balance sheet of Adsmart as of October 31, 1999 (the "Most Recent Audited Balance Sheet"). Any Adsmart Audited Financial Statements (i) shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the period presented (except with respect to the notes to such financial statements) and (ii) shall fairly present the consolidated financial position of Adsmart and its Subsidiaries as of such dates and the consolidated results of its operations and cash flows for the periods indicated, except for the interim financial statements shall be subject to the normal and recurring year and adjustments which are not expected to be material in amount.

     4.7    Absence of Certain Changes.  Since the Most Recent Balance Sheet
            --------------------------
Date, (a) there has occurred no event or development which has had, or could reasonably be expected to have in the future, an Adsmart Material Adverse Effect, and (b) neither Adsmart nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (l) of Section 7.3.

     4.8    Undisclosed Liabilities.  None of Adsmart and its Subsidiaries has
            -----------------------
any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Audited Balance Sheet, (b) liabilities which have arisen since the date of the Most Recent Audited Balance Sheet (the "Most Recent Audited Balance Sheet Date") in the Ordinary Course of Business and
(c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

     4.9    Tax Matters.
            -----------

          (a) For purposes of this Agreement, the following terms shall have the following meanings:

              (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

              (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (b) Each of Adsmart and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were correct and accurate, except for any errors and omissions that would not, individually or in the aggregate, have an Adsmart Material Adverse Effect. Each of Adsmart and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of Adsmart and the Subsidiaries for tax periods through the Most Recent Balance Sheet Date do not exceed in any material respect the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All Taxes that Adsmart or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

          (c) No examination or audit of any Tax Return of Adsmart or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of Adsmart, threatened or contemplated. Neither Adsmart nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

     4.10   Assets.  Each of Adsmart and the Subsidiaries owns or leases all
            ------
tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of Adsmart or any Subsidiary (tangible or intangible) is subject to any Security Interest.

     4.11   Owned Real Property.  Neither Adsmart nor or any Subsidiary
            -------------------
currently owns or, to the knowledge of Adsmart, has ever owned any real property.

     4.12   Real Property Leases.  Section 4.12 of the Disclosure Schedule lists
            --------------------
all real property leased or subleased to or by Adsmart or any Subsidiary. With respect to each lease and sublease listed in Section 4.12 of the Disclosure
Schedule:

          (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

          (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and

          (c) neither Adsmart nor any Subsidiary nor, to the knowledge of Adsmart, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of Adsmart, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by Adsmart or any Subsidiary or, to the knowledge of Adsmart, any other party under such lease or sublease.

     4.13   Intellectual Property.
            ---------------------

          (a) Adsmart and its Subsidiaries own, or are licensed or otherwise posses legally enforceable rights to use, without any obligation to make any fixed or contingent payments, including any royalty payments, all patents, trademarks, trade names, domain names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, domain names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or necessary to conduct the business of Adsmart and its Subsidiaries as currently conducted or as presently proposed to be conducted, except any whose absence would not have an Adsmart Material Adverse Effect (the "Adsmart Intellectual Property Rights").

          (b) The execution and delivery of this Agreement and consummation of the Merger and the other transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate, modify or enter into any material license, sublicense or other agreement relating to the Adsmart Intellectual Property Rights, or any license, sublicense and other agreement as to which Adsmart or any of its Subsidiaries is a party and pursuant to which Adsmart or any of its Subsidiaries is authorized to use any third party patents, trademarks, copyrights or trade secrets, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by Adsmart or any of its Subsidiaries.

          (c) All patents, registered trademarks, service marks and copyrights which are held by Adsmart or any of its Subsidiaries and which are material to the business of Adsmart and its Subsidiaries, taken as a whole, are valid and subsisting. Adsmart and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Adsmart Intellectual Property Rights that are material to the business of Adsmart and its Subsidiaries, taken as a whole, and to maintain in confidence all trade secrets and confidential information owned or used by Adsmart or any of its Subsidiaries and that are material to the business of Adsmart and its Subsidiaries, taken as a whole. To the knowledge of Adsmart, no other person or entity is infringing, violating or misappropriating any of Adsmart Intellectual Property Rights and none of the activities or business previously or currently conducted by Adsmart or any of the Subsidiaries infringes, violates or constitutes a misappropriation of, any patents, trademarks, trade names, service marks and copyrights or any processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material of any other person or entity, except for any infringement, violation or misappropriation that would not have an Adsmart Material Adverse Effect.
Neither Adsmart nor any of its Subsidiaries has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

     4.14   Contracts.
            ---------

          (a) Section 4.14 of the Disclosure Schedule lists the following agreements (written or oral) to which Adsmart or any Subsidiary is a party as of the date of this Agreement:

              (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $250,000 per annum or having a remaining term longer than twelve (12) months;

              (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services
(A) which calls for performance over a period of more than one year or (B) which involves more than the sum of $250,000 (other than (x) campaign insertion orders with customers of Adsmart entered into in the ordinary course of business and
(y) standard representation agreements, which agreements have been made available to Buyer and the standard form of which is provided in Section 4.14 of the Disclosure Schedule);

              (iii) any agreement establishing a partnership or joint venture;

              (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $250,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

              (v) any agreement concerning noncompetition or containing terms that stipulate Adsmart must sell its products and services to such other person on the most advantageous terms that Adsmart sells products or services to any other person;

              (vi) any employment or consulting agreement;

              (vii) any agreement involving any officer or director of Adsmart;

              (viii) any agreement under which the consequences of a default or termination would reasonably be expected to have an Adsmart Material Adverse Effect;

          (b) Except for the agreements listed in Section 4.13 or Section 4.14 of the Disclosure Schedule, neither Adsmart nor any of its Subsidiaries is a party to or bound by any other agreement which would have to be disclosed in an annual report on Form 10-K pursuant to Item 601 of SEC Regulation S-K if Adsmart were subject to the reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (c) Section 4.14 of the Disclosure Schedule sets forth (i) a complete list of each contract or agreement to which Adsmart or any of its Subsidiaries is a party or bound with CMGI or any majority-owned subsidiary of CMGI (other than any subsidiary which is a direct, wholly-owned Subsidiary of Adsmart) which resulted in revenue or expenses of Adsmart of more than $100,000 for the year ended July 31, 1999, and (ii) the revenue recognized by Adsmart on a consolidated basis for the year ended July 31, 1999 and the three months ended October 31, 1999 as a result of such contract or agreement. Except as disclosed in Section 4.14 of the Disclosure Schedule, neither Adsmart nor any of its Subsidiaries has entered into any transaction with any officer, director or other affiliate (other than any Subsidiary which is a direct, wholly-owned Subsidiary of Adsmart) that would be subject to proxy statement disclosure pursuant to Item 404 of SEC Regulation S-K if Adsmart were subject to the reporting requirements under the Exchange Act.

          (d) Adsmart has made available to the Buyer a complete and accurate copy of each agreement listed in Section 4.13 or Section 4.14 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither Adsmart nor any Subsidiary nor, to the knowledge of Adsmart, any other party, is in material breach or violation of, or material default under, any such agreement, and no event has occurred, is pending or, to the knowledge of Adsmart, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by Adsmart or any Subsidiary or, to the knowledge of Adsmart, any other party under such contract.

     4.15   Insurance.  Section 4.15 of the Disclosure Schedule lists each
            ---------
insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which Adsmart or any Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of Adsmart and the Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.

     4.16   Litigation.  As of the date of this Agreement, there is no action,
            ----------
suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a "Legal Proceeding") which is pending or, to the knowledge of Adsmart, threatened in writing against Adsmart or any Subsidiary which (a) could reasonably be expected to have an Adsmart Material Adverse Effect or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against Adsmart or any of its Subsidiaries.

     4.17   Employees.
            ---------

          (a) Section 4.17 of the Disclosure Schedule contains a list of all employees of Adsmart and each Subsidiary whose annual rate of compensation exceeds $75,000 per year, along with the position and the annual rate of compensation of each such person. Each such employee has entered into a confidentiality/assignment of inventions agreement with Adsmart or a Subsidiary, a copy of which has previously been delivered to the Buyer. To the knowledge of Adsmart, no officer or other key employee or group of employees has any plans to terminate employment with Adsmart or any Subsidiary.

          (b) Neither Adsmart nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Adsmart has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Adsmart or any Subsidiary.

     4.18   Employee Benefits.
            -----------------

          (a) For purposes of this Agreement, the following terms shall have the following meanings:

              (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

              (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Adsmart or a Subsidiary.

          (b) Section 4.18(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Adsmart, any Subsidiary or any ERISA Affiliate. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of Adsmart, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. Adsmart, each Subsidiary, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

          (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

          (d) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of Adsmart or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

          (e) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by Adsmart, any Subsidiary or any ERISA Affiliate that would subject Adsmart, any Subsidiary or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

          (f) Section 4.18(f) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of Adsmart or any

Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Adsmart or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Adsmart or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under
Section 280G of the Code; and (iii) agreement or plan binding Adsmart or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (g) All of the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

     4.19   Environmental Matters.
            ---------------------

          (a) To the knowledge of Adsmart, each of Adsmart and the Subsidiaries has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have an Adsmart Material Adverse Effect. There is no pending or, to the knowledge of Adsmart, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Adsmart or any Subsidiary. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution;
(iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals;
(v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; and
(vii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

          (b) To the knowledge of Adsmart, there have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by Adsmart or a Subsidiary. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

     4.20   Legal Compliance.  Each of Adsmart and the Subsidiaries, and the
            ----------------
conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have an Adsmart Material Adverse Effect.

     4.21   Permits.  Section 4.21 of the Disclosure Schedule sets forth a list
            -------
of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by Adsmart or any Subsidiary. Such listed Permits are the only Permits that are required for Adsmart and the Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have an Adsmart Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of Adsmart, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

     4.22   Business Activity Restrictions.  There is no non-competition or
            ------------------------------
other similar agreement, commitment, judgement, injunction or order to which Adsmart or any Subsidiary of Adsmart is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by Adsmart in any material respect. Adsmart has not entered into any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

     4.23   Year 2000 Compliance.
            --------------------

          (a) Adsmart has conducted "year 2000" audits with respect to (i) all of the internal systems of Adsmart and each of its Subsidiaries used in the business or operations of

Adsmart or any of its Subsidiaries, including, without limitation, computer hardware systems, software applications, firmware, equipment firmware and other embedded systems, and (ii) the software, hardware, firmware and other technology which constitute part of the products and services marketed or sold by Adsmart or any of its Subsidiaries or licensed by Adsmart or any of its Subsidiaries to third parties. Adsmart has obtained "year 2000" certificates with respect to all material third-party systems used in connection with the business or operations of Adsmart and its Subsidiaries.

          (b) All of (i) the material internal systems of Adsmart and each of its Subsidiaries used in the business or operations of Adsmart or any of its Subsidiaries, as the case may be, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems, and (ii) the software, hardware, firmware and other technology which constitute part of the products and services marketed or sold by Adsmart or any of its Subsidiaries or licensed by Adsmart or any of its Subsidiaries to third parties are Year 2000 Compliant.

          (c) Adsmart has no knowledge of any failure to be Year 2000 Compliant of any material third-party system used in connection with the business or operations of Adsmart and its Subsidiaries.

          (d) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

              (i) accurately receives, records, stores, provides, recognizes and processes all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

              (ii) accurately performs all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

              (iii) does not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000 or from 2000 to 2001, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date;

     in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such system or item which are not owned or licensed by Adsmart or any of its Subsidiaries correctly exchange date data with or provide data to such system or item.

          (e) Neither Adsmart nor any of its Subsidiaries has provided any guarantee or warranty for any product sold or licensed, or service provided, by Adsmart or any Subsidiary to the effect that such product or service (i) complies with or accounts for the fact of the arrival of the year 2000, (ii) will not be adversely affected with respect to functionality, interoperability, performance or volume capacity (including, without limitation, the processing and reporting of data) by virtue of the arrival of the year 2000 or (iii) is otherwise Year 2000 Compliant.

     4.24   Customers.  Section 4.24 of the Disclosure Schedule lists the ten
            ---------
(10) customers from which Adsmart derived the greatest amount of revenue on a consolidated basis during the year ended July 31, 1999, and during the three months ended October 31 1999 and the amount of revenue attributable to each. No customer of Adsmart or any of its Subsidiaries that represented 5% or more of Adsmart's consolidated revenues in the year ended July 31, 1999 or the three months ended October 31, 1999 has indicated to Adsmart or any of its Subsidiaries that it will stop, or decrease the rate of, buying products or services for Adsmart or any of its Subsidiaries.

     4.25   Absence of Improper Payments.  Neither Adsmart nor any of its
            ----------------------------
Subsidiaries (a) has made any contributions, payments or gifts of its property to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payments or gift is illegal under the laws of the United States, any state thereof or any other jurisdiction (foreign or domestic); (b) has established or maintained any unrecorded fund or asset for any purpose, or has any purpose, or has made any false or artificial entries on its books or records for any reason; (c) has made any payments to any person with the intention or understanding that any part of such payment was to be used for any other purpose other than that described in the documents supporting the payment; or (d) has made any contribution, or has reimbursed any political gift or contribution made by any other person, to candidates for public office, whether Federal, state or local, where such contribution would be in violation of applicable law.

     4.26   Brokers' Fees.  Neither Adsmart nor any Subsidiary has any liability
            -------------
or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     4.27   Proxy Statement.  The information to be supplied by CMGI and Adsmart
            ---------------
for inclusion in the Proxy Statement (as defined in Section 7.2(b)) shall not at the time the Proxy Statement is first mailed to stockholders of Buyer and at the time of the meeting of Buyer's stockholders to vote upon the transactions contemplated hereby contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If at any time prior to the Closing any event relating to CMGI or Adsmart should be discovered by CMGI or Adsmart which should be set forth in a supplement to the Proxy Statement, CMGI shall promptly so inform the Buyer.

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF CMGI AND FLYCAST
                                 AS TO FLYCAST

     CMGI and Flycast represent and warrant to the Buyer as follows:

     5.1    Flycast Merger Agreement.  CMGI has provided to Buyer true and
            ------------------------
complete copies of (i) the Agreement and Plan of Merger by and among CMGI, Freemont Corporation and

Flycast, dated as of September 29, 1999 (the "Flycast Merger Agreement"),
(ii) the Disclosure Schedules pertaining to the Flycast Merger Agreement and any amendment or supplement thereto, and (iii) the officers' certificate delivered pursuant to Section 7.2(a) of the Flycast Merger Agreement. For purposes of this
Article V, the phrase "to the knowledge of Flycast" or any phrase of similar import shall be deemed to refer to matters which the executive officers of Flycast actually know. The Merger Agreement is in full force and effect, and CMGI has not waived any breaches or defaults by Flycast thereunder. To the knowledge of Flycast, all of the representations and warranties made by Flycast in Article III of the Flycast Merger Agreement are true and correct (except as set forth in the Disclosure Schedule delivered by Flycast to CMGI, a copy of which has been provided to Buyer).

     5.2    Capitalization.  At the Contribution Closing, CMGI will have good
            --------------
and marketable title to all of the outstanding shares of Flycast Common Stock and will have the full right, power and authority to sell, transfer, convey, assign and deliver to Buyer at the Contribution Closing all of such outstanding shares of Flycast Common Stock. At the Contribution Closing, Buyer will acquire from CMGI good and marketable title to all of such shares of Flycast Common Stock, free and clear of all Security Interests other than those created or arising by reason of any action of the Buyer. At the Contribution Closing, there will be no outstanding options, warrants, rights, agreements, obligations or commitments providing for the issuance, disposition or acquisition of any shares of capital stock of Flycast, or any securities exercisable for, or convertible into, shares of capital stock of Flycast. At the Contribution Closing, there will be no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Flycast, and there will be no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any capital stock of Flycast.

     5.3    Flycast-CMGI Options.  As of January 13, 2000, there are outstanding
            --------------------
Flycast-CMGI Options, held by the individuals and in the amounts shown on
Section 5.3 of the Disclosure Schedule.

     5.4    Non-competition Agreements.  CMGI has delivered to Buyer true and
            --------------------------
complete copies of those certain non-competition agreements between current and former employees of Flycast and CMGI executed in connection with Flycast Merger Agreement (the "Flycast Non-competition Agreements").

     5.5    Intercompany Balance.  From the closing under the Flycast Merger
            --------------------
Agreement to the date hereof, CMGI has not withdrawn any cash from the accounts of Flycast. As of the Closing Date, the aggregate amount of the cash and cash equivalents of Flycast and the intercompany payable from CMGI to Flycast shall not be less than the amount of cash and cash equivalents of Flycast as of the date of this Agreement, less any amounts expended by Flycast in the ordinary course of business.

                                  ARTICLE VI
                       REPRESENTATIONS AND WARRANTIES OF
                    THE BUYER AND THE TRANSITORY SUBSIDIARY

     Each of the Buyer and the Transitory Subsidiary represents and warrants to CMGI and Adsmart as follows:

     6.1    Organization, Qualification and Corporate Power.  Each of the Buyer
            -----------------------------------------------
and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect (as defined below). The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. For purposes of this Agreement, "Buyer Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations prospects of the Buyer and its subsidiaries, taken as a whole, excluding any material adverse effect (a) demonstrably shown to have been proximately caused by the public announcement of this Agreement or any of the transactions contemplated thereby, (b) attributable to any legal proceeding brought by or on behalf of stockholders of Buyer alleging that the Board of Directors of Buyer breached its fiduciary duties in connection with its approval of this Agreement and the transaction contemplated hereby, or (c) arising or resulting from general industry, economic or stock market conditions that affect Buyer (or the markets in which the Buyer competes) in a manner not disproportionate to the manner in which such conditions affect other companies in the industries or markets in which Buyer competes.

     6.2    Capitalization.  The authorized capital stock of the Buyer consists
            --------------
of (a) 150,000,000 shares of Buyer Common Stock, of which 48,762,837 shares were issued and outstanding as of November 30, 1999, and (b) 5,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares and Contribution Shares (collectively, the "Transaction Shares") will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

     6.3    Authorization of Transaction.  Each of the Buyer and the Transitory
            ----------------------------
Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by the stockholders of Buyer in accordance with the requirements of the Nasdaq National Market (the "Engage Stockholder Approval"), the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

     6.4    Noncontravention.  Subject to compliance with the applicable
            ----------------
requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Buyer Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not have a Buyer Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

     6.5    Reports and Financial Statements.  The Buyer has previously
            --------------------------------
furnished or made available to CMGI and Adsmart complete and accurate copies, as amended or supplemented, and all reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the Securities Exchange Commission (collectively, the "Buyer Reports"). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC through the date of this Agreement. The Buyer Reports complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements (if any) and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

     6.6    Absence of Material Adverse Change.  Since October 31, 1999, there
            ----------------------------------
has occurred no event or development which has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect.

     6.7    Litigation.  Except as disclosed in the Buyer Reports there is no
            ----------
Legal Proceeding which is pending or has been, to the knowledge of Buyer, threatened against the Buyer or any subsidiary of the Buyer which (a) could reasonably be expected to have a Buyer Material Adverse Effect or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     6.8    Interim Operations of the Transitory Subsidiary.  The Transitory
            -----------------------------------------------
Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

     6.9    Brokers' Fees.  Neither the Buyer nor the Transitory Subsidiary has
            -------------
any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     6.10   Proxy Statement.  The information in the Proxy Statement (as defined
            ---------------
in Section 7.2(b)) (except for information supplied by CMGI, Adsmart or Flycast for inclusion in the Proxy Statement, as to which the Buyer makes no representation) shall not at the time the Proxy Statement is first mailed to stockholders of Buyer and at the time of the meeting of Buyer's stockholders to vote upon the transactions contemplated hereby contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If at any time prior to the Closing any event relating to the Buyer should be discovered by the Buyer which should be set forth in a supplement to the Proxy Statement, the Buyer shall promptly so inform CMGI.

                                  ARTICLE VII
                                   COVENANTS

     7.1    Closing Efforts.  Each of the Parties shall use its best efforts, to
            ---------------
the extent commercially reasonable ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

     7.2    Governmental and Third-Party Notices and Consents.
            -------------------------------------------------

          (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

          (b) The Buyer shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Engage Stockholder Approval at a special meeting of stockholders.

In connection with such special meeting of stockholders, the Buyer shall provide to its stockholders a written proxy or information statement (the "Proxy Statement") which complies with the requirements of the Exchange Act.

          (c) The Board of Directors of the Buyer shall recommend that the stockholders of the Buyer vote in favor of the issuance of its shares to CMGI pursuant to the Merger and Contribution, which recommendation shall be supported by the special committee of the directors of the Buyer who are not directors or executive officers of or otherwise affiliated with CMGI (the "Special Committee").

          (d) With respect to the stockholder approval of the issuance of Buyer shares to CMGI pursuant to the Merger and Contribution, CMGI agrees as follows:

              (i) Until the termination of this Agreement in accordance with the terms hereof, at any meeting of the stockholders of the Buyer, however called, and in any action by written consent of the stockholders of the Buyer, CMGI shall vote, or cause to be voted, all shares of Buyer stock beneficially owned by CMGI (the "CMGI Buyer Shares") in favor of the issuance of Buyer shares to CMGI pursuant to the Merger and Contribution. CMGI shall be present, in person or by proxy, at any such meeting so that all CMGI Buyer Shares may be counted for the purpose of determining the presence of a quorum at such meeting.

              (ii) Until the termination of this Agreement in accordance with the terms hereof, CMGI will not directly or indirectly, (1) sell, assign, transfer (including by merger or otherwise by operation of law), pledge, encumber or otherwise dispose of any of CMGI Buyer Shares owned by CMGI, or
(2) deposit any of such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, unless in each case the transferee first executes an instrument, in form and substance reasonably acceptable to the Buyer, whereby such transferee agrees to be bound by the terms of this subsection (d).

          (e) With respect to Adsmart Stockholder Approval:

              (i) Adsmart shall use its Reasonable Best Efforts to obtain, as promptly as possible, the Adsmart Stockholder Approval at a special meeting of stockholders or in an action by written consent of stockholders.

              (ii) Until the termination of this Agreement in accordance with the terms hereof, CMGI will not directly or indirectly, (1) sell, assign, transfer (including by merger or otherwise by operation of law), pledge, encumber or otherwise dispose of any of Adsmart Common Shares owned by CMGI, or
(2) deposit any of such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, unless in each case the transferee first executes an instrument, in form and substance reasonably acceptable to the Buyer, whereby such transferee agrees to be bound by the terms of this subsection (e).

              (iii) Until the termination of this Agreement in accordance with the terms hereof, if required by law or requested by the Buyer, at any meeting of the stockholders of

Adsmart, however called, or in any action by written consent of the stockholders of Adsmart, CMGI shall vote, or cause to be voted, all shares of Adsmart common stock beneficially owned by CMGI (the "CMGI Adsmart Shares") in favor of the adoption and approval of this Agreement and the Merger. CMGI shall be present, in person or by proxy, at any such meeting of Adsmart stockholders so that all CMGI Adsmart Shares may be counted for the purpose of determining the presence of a quorum at such meeting.

     7.3    Operation of Adsmart and Flycast Businesses.  Except as expressly
            -------------------------------------------
contemplated by this Agreement, during the period from the date of this Agreement to the Closing, each of Adsmart and Flycast shall (and shall cause each of its Subsidiaries to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. With respect to Flycast, "Ordinary Course of Business" shall mean the ordinary course of Flycast's business, consistent with past custom and practice. Without limiting the generality of the foregoing, prior to the Effective Time, each of Adsmart and Flycast shall not (and shall cause each of its Subsidiaries not to), without the written consent of the Buyer, which shall not be unreasonably withheld:

          (a) except as set forth on Section 7.3 of the Disclosure Schedule, issue or sell, or redeem or repurchase, any of its stock or other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Adsmart Options outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or Adsmart Options;

          (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (c) create, incur or assume any indebtedness for borrowed money (including obligations in respect of capital leases), other than indebtedness which either does not exceed $100,000 in the aggregate or is converted into Adsmart Common Shares prior to the Effective Time; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

          (d) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

          (e) mortgage or pledge any of its property or assets;

          (f) amend its charter, by-laws or other organizational documents;

          (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

          (h) make or commit to make any capital expenditure in excess of $250,000 per item;

          (i) institute, compromise or settle any Legal Proceeding;

          (j) enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of its assets or securities or any of its Subsidiaries;

          (k) issue or sell any of its (or its Subsidiaries') debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

          (l) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, its most recent consolidated financial statements (or the notes thereto)(to the extent so reflected or reserved against) or incurred thereafter in the Ordinary Course of Business, or (B) waive any material benefits of any confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party;

          (m) modify, amend or terminate any material contract or agreement to which it or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any of its (or its Subsidiaries') accounts receivable);

          (n) except in the Ordinary Course of Business, (A) enter into any material contract or agreement or (B) license any material intellectual property rights to or from any third party;

          (o) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan described in Section 4.18 of this Agreement or Section 3.13 of the Flycast Merger Agreement, as the case maybe, for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement,
(B) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or key employee, (C) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related wards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

          (p) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of Adsmart set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article 8.2 not being satisfied; or

          (q) agree in writing or otherwise to take any of the foregoing actions.

     7.4    Expenses.  Each of the Parties shall bear its own costs and expenses
            --------
(including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     7.5    Indemnification.
            ---------------

          (a) The Buyer shall comply fully with the provisions of Section 6.13 of the Flycast Merger Agreement relating to the indemnification of former directors of Flycast.

          (b) From and after the Effective Time, Buyer agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Adsmart (the "Adsmart Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceedings or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware law (and Buyer and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Adsmart Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Adsmart Indemnified Party is not entitled to indemnification). The provisions of this Section 7.5(b) are intended to be an addition to the rights otherwise available to the current officers and directors of Adsmart by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Adsmart Indemnified Parties, their heirs and their representatives.

     7.6    Listing of Merger Shares.  The Buyer shall use its best efforts to
            ------------------------
list the Merger Shares and the Contribution Shares on the Nasdaq National
Market.

     7.7    Rights Arising From Prior Acquisitions.
            ---------------------------------------

          (a) Effective as of the Effective Time, CMGI hereby releases any and all claims that it or any of its Subsidiaries may have against Flycast arising out of the Flycast

Merger Agreement and the transactions contemplated thereby. Effective as of the Effective Time, CMGI hereby assigns to the Buyer, to the extent assignable, any and all claims that it or any of its Subsidiaries may have against any party other than Flycast arising out of the Flycast Merger Agreement and the transactions contemplated thereby.

          (b) Effective as of the Effective Time, CMGI hereby assigns to the Buyer, to the extent assignable, any and all claims that it or any of its Subsidiaries may have against 2Can or any other party arising out of the Agreement and Plan of Merger, dated as of February 10, 1999, among CMGI, 2Can Acquisition Corporation, 2Can Media, Inc. and certain stockholders of 2Can Media (the "2Can Merger Agreement"), including without limitation, to the extent assignable, CMGI's claims to indemnification under the 2Can Merger Agreement.

     7.8    Buyer Management Agreement.  CMGI and the Buyer shall amend that
            --------------------------
certain Management Agreement between them such that effective as of the Effective Time Adsmart, Flycast and their respective subsidiaries shall receive from CMGI the same management services that CMGI provides to the Buyer, which services shall be provide on the same terms that apply to the Buyer as of the date of this Agreement.

     7.9    Non-solicitation.  For a period of eighteen (18) months after the
            ----------------
date of this Agreement, CMGI shall not, and shall use reasonably efforts to cause its majority-owned Subsidiaries not to, solicit the employment of any employee of Adsmart or Flycast, other than as a result of a general solicitation not directed specifically to employees of Adsmart or Flycast.

                                 ARTICLE VIII
                             CONDITIONS TO CLOSING

     8.1    Condition to Each Party's Obligations.  The respective obligations
            -------------------------------------
of each Party to consummate the Transactions are subject to the satisfaction of the following conditions:

          (a) the Engage Stockholder Approval shall have been obtained; and

          (b) the Adsmart Stockholder Approval shall remain in full force and effect;

          (c) the Merger Shares and Contribution Shares shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance;

          (d) No Government Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree judgment or injunction (each an "Order") or statute, rule or regulation which is in effect and which has the effect of making the Merger or the Contribution illegal or otherwise prohibiting consummation of the Merger or the Contribution.

     8.2    Conditions to Obligations of the Buyer and the Transitory
            ---------------------------------------------------------
Subsidiary.  The obligation of each of the Buyer and the Transitory Subsidiary
----------
to consummate the Transactions is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

          (a) all outstanding convertible promissory notes of Adsmart held by CMGI shall have been converted into Adsmart Series B Preferred Stock;

          (b) all outstanding Adsmart Preferred Shares shall have converted into Adsmart Common Shares;

          (c) the number of Dissenting Shares shall not exceed 3% of the number of outstanding Adsmart Common Shares as of the Effective Time;

          (d) Adsmart and the Subsidiaries shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.4 which are required on the part of Adsmart or the Subsidiaries, except for any the failure of which to obtain or effect would not have an Adsmart Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

          (e) the representations and warranties set forth in Articles III, IV and V of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent that such representations and warranties are specifically made as of a particular date (in which case such representations and warranties should be true and correct as of such date) and except for any failures to be true and correct (without regard to any materiality, material adverse effect or knowledge qualification contained therein) that would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement, an Adsmart Material Adverse Effect or a "Company Material Adverse Effect" (as defined in the Flycast Merger Agreement) and the Buyer shall have received a certificate signed on behalf of the Company, Adsmart and Flycast by an executive officer of CMGI, Adsmart and Flycast, respectively, to such effect;

          (f) each of CMGI, Adsmart and Flycast shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (g) The Adsmart Audited Financial Statements shall have been delivered to the Buyer and the revenue, net income (loss) and stockholders' equity reflected in the Adsmart Audited Financial Statements shall not differ from the same line items reflected in the Adsmart Financial Statements as of the same dates and for the same periods in a manner that would have an Adsmart Material Adverse Effect; and

          (h) there shall have been no Company Material Adverse Effect (as defined above) from the date of the Flycast Closing to the date of the Contribution Closing.

     8.3    Conditions to Obligations of CMGI and Adsmart.  The obligations of
            ---------------------------------------------
CMGI and Adsmart to consummate the Transactions is subject to the satisfaction of the following additional conditions:

          (a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date) and except for failures to be true and correct (without regard to any materiality, material adverse effect or knowledge qualification contained therein) any that would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement or a Buyer Material Adverse Effect and CMGI shall have received a certificate signed on behalf of the Buyer by an executive officer of the Buyer to such effect ; and

          (b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

                                  ARTICLE IX
                                INDEMNIFICATION

     9.1    Indemnification by CMGI.  CMGI shall indemnify the Buyer in respect
            -----------------------
of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation) ("Damages") incurred by the Surviving Corporation or the Buyer resulting from, relating to or constituting any breach by CMGI or Adsmart of any representation, warranty or covenant set forth in Articles III or IV or, solely as to Adsmart, Article VII of this Agreement, net of any insurance proceeds collectible by the Surviving Corporation or the Buyer with respect thereto.

     9.2    Indemnification Claims.
            ----------------------

          (a) A party entitled, or seeking to assert rights, to indemnification under this Article IX (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article IX may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party provided that the Indemnifying Party in such notice acknowledges that any Damage resulting therefrom is subject to the provisions of this Article IX. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

          (b) In order to seek indemnification under this Article IX, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article IX for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages.

          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer, (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer, or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 9.2(d) for the resolution of such dispute (a "Dispute").

          (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the

Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this
Section 9.2(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party.

     9.3    Survival of Representations and Warranties.  All representations and
            ------------------------------------------
warranties in Articles III and IV of this Agreement shall survive the Closing and shall expire on the date one year following the Closing Date. All other representations and warranties in this Agreement shall expire upon the Closing, except that the representation and warranty in Section 5.2 shall survive indefinitely. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

     9.4    Limitations.
            -----------

          (a) Notwithstanding anything to the contrary herein, the aggregate liability of CMGI, for Damages under this Article IX shall not exceed $437,500,000, and CMGI shall not be liable under this Article IX unless and to the extent that the aggregate Damages for which it would otherwise be liable exceed $10,000,000. In no event shall CMGI have any liability for any incidental or consequential damages claimed by Buyer or any third party. If the Damages indemnified against under this Article IX do not involve the payment of cash by the Indemnified Party to a third party, the Indemnifying Party may elect to satisfy any indemnification claim with respect to such Damages by transferring to the Indemnified Party shares of Buyer Common

Stock (valued at $77.96 per share, subject to equitable adjustment for stock splits, stock dividends, recapitalizations and other similar events affecting such shares).

          (b) Notwithstanding anything to the contrary in this Agreement, if any facts or circumstances giving rise to a claim for indemnification under this Agreement also serve as a basis for a claim by the Surviving Corporation pursuant to the indemnification provisions of the 2Can Merger Agreement, the Surviving Corporation shall take reasonable steps to exhaust its remedies under the 2Can Merger Agreement before seeking to recover any amounts under this
Article IX, and any amounts collected pursuant to the 2Can Merger Agreement shall be offset against any Damages otherwise indemnified against hereunder.

          (c) Except with respect to claims based on fraud, after the Closing, the rights of the Buyer under this Article IX shall be the exclusive remedy of the Buyer with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

          (d) CMGI shall not have any right of contribution against Adsmart or the Surviving Corporation with respect to any breach by Adsmart of any of its representations, warranties, covenants or agreements in this Agreement.

                                   ARTICLE X
                                  TERMINATION

     10.1   Termination of Agreement.  The Parties may terminate this Agreement
            ------------------------
prior to the Closing (whether before or after the Engage Stockholder Approval), as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) the Buyer may terminate this Agreement by giving written notice to CMGI in the event CMGI, Adsmart or Flycast is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (e) or (f) of Section 8.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to CMGI of written notice of such breach;

          (c) CMGI may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 8.3 not to be satisfied and (ii) is not cured within 20 days following delivery by CMGI to the Buyer of written notice of such breach;

          (d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Buyer stockholders have voted on whether to approve the Merger and the Contribution in the event the Merger and the Contribution failed to receive the Engage Stockholder Approval;

          (e) any Party may terminate this Agreement if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the Contribution;

          (f) the Buyer may terminate this Agreement by giving written notice to Adsmart if the Closing shall not have occurred on or before August 30, 2000 by reason of the failure of any condition precedent under Section 8.1 or 8.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

          (g) CMGI may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before August 30, 2000 by reason of the failure of any condition precedent under
Section 8.1 or 8.3 hereof (unless the failure results primarily from a breach by CMGI, Adsmart or Flycast of any representation, warranty or covenant contained in this Agreement).

     10.2   Effect of Termination.  If any Party terminates this Agreement
            ---------------------
pursuant to Section 10.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement).

                                  ARTICLE XI
                                  DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term                                  Section
------------                                  -------
2Can Merger Agreement                         1.11(b)
ADR Procedure                                  9.2(d)
ADR Service                                    9.2(d)
Adsmart                                        Introduction
Adsmart Audited Financial Statements           4.6
Adsmart Common Shares                          1.5(a)
Adsmart Financial Statements                   4.6
Adsmart Indemnified Parties                    7.5(b)
Adsmart Intellectual Property                  4.13(a)
Adsmart Material Adverse Effect                4.1
Adsmart Notes                                  1.11(a)
Adsmart Options                                1.8(a)
Adsmart Preferred Shares                       1.10
Adsmart Series A Preferred Stock               1.10
Adsmart Series B Preferred Stock               1.19
Adsmart Stockholder Approval                   4.3

Adsmart Stockholders                           1.3(b)
Agreed Amount                                  9.2(c)
Buyer                                          Introduction
Buyer Common Stock                             1.5(a)
Buyer Material Adverse Effect                  6.1
Buyer Reports                                  6.5
CERCLA                                         4.19(a)
Certificate of Merger                          1.1
Claim Notice                                   9.2(b)
Claimed Amount                                 9.2(b)
Closing                                        2.2
Closing Date                                   1.2
CMGI                                           Introduction
CMGI Adsmart Shares                            7.2(e)
CMGI Buyer Shares                              7.2(d)(i)
CMGI Material Adverse Effect                   3.3
Code                                           1.8(a)
Company Material Adverse Effect                8.2(e)
Contribution                                   2.1
Contribution Closing                           2.2
Contribution Shares                            2.4
Controlling Party                              9.2(a)
Conversion Ratio                               1.5(a)
Damages                                        9.1
Disclosure Schedule                            Article IV
Dispute                                        9.2(c)
Dissenting Shares                              1.6(a)
Effective Time                                 1.1
Employee Benefit Plan                          4.18(a)(i)
Engage Sale                                    2.5
Engage Stockholder Approval                    6.3
Environmental Law                              4.19(a)
ERISA                                          4.18(a)(ii)
ERISA Affiliate                                4.18(a)(iii)
Exchange Act                                   4.14(b)
Expected Claim Notice                          9.3
Flycast                                        Introduction
Flycast-CMGI Options                           2.5
Flycast Common Stock                           2.1
Flycast Merger Agreement                       5.1
Flycast Noncompetition Agreements              5.4
Financial Statements                           4.6
GAAP                                           4.6
Governmental Entity                            3.3
Indemnified Party                              9.2(a)

Indemnifying Party                             9.2(a)
InterStep                                      2.6
Legal Proceeding                               4.16
Materials of Environmental Concern             4.19(a)
Merger                                         1.1
Merger Closing                                 1.2
Merger Shares                                  1.5(a)
Most Recent Audited Balance Sheet              4.6
Most Recent Audited Balance Sheet Date         4.8
Most Recent Balance Sheet Date                 4.6
Non-controlling Party                          9.2(a)
Order                                          8.1(d)
Ordinary Course of Business                    4.4
Parties                                        Introduction
Permits                                        4.21
Proxy Statement                                7.2(b)
Reasonable Best Efforts                        7.1
Response                                       9.2(c)
Securities Act                                 1.8(c)
Security Interest                              4.4
Special Committee                              7.2(c)
Subsidiary                                     4.5(a)
Substitute Options                             2.5(a)
Surviving Corporation                          1.1
Taxes                                          4.9(a)(i)
Tax Returns                                    4.9(a)(ii)
Transaction Shares                             6.2
Transitory Subsidiary                          Introduction
Year 2000 Compliant                            4.23(d)


                                  ARTICLE XII
                                 MISCELLANEOUS

     12.1  Press Releases and Announcements.  No Party shall issue any press
           --------------------------------
release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that
                                                         -----------------
any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule.

     12.2  No Third Party Beneficiaries.  This Agreement shall not confer any
           ----------------------------
rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     12.3  Entire Agreement.  This Agreement (including the Disclosure Schedule
           ----------------
and other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

     12.4  Succession and Assignment.  This Agreement shall be binding upon and
           -------------------------
inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

     12.5  Counterparts Facsimile Signature.  This Agreement may be executed in
           --------------------------------
two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     12.6  Headings.  The section headings contained in this Agreement are
           --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.7  Notices.  All notices, requests, demands, claims, and other
           -------
communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     IF TO CMGI:                         COPY TO:
     ----------                          -------

     CMGI, Inc.                          Hale and Dorr LLP
     100 Brickstone Square, 1st Floor    60 State Street
     Andover, MA  01810                  Boston, MA  02109
     Attn: General Counsel               Attn:  Mark G. Borden, Esq.

     IF TO ADSMART:                      COPY TO:
     -------------                       -------
     Adsmart, Inc.                       Hale and Dorr LLP
     100 Brickstone Square, 5th Floor    60 State Street
     Andover, MA  01810                  Boston, MA  02109
     Attn:  President                    Attn:  Susan W. Murley, Esq.

     IF TO THE BUYER OR
     THE TRANSITORY SUBSIDIARY:          COPY TO:
     -------------------------           -------
     Engage Technologies, Inc.           Nutter, McClennen & Fish, LLP
     100 Brickstone Square, 1st Floor    One International Place
     Andover, MA  01810                  Boston, MA  02110
     Attn:  General Counsel              Attn:  Constantine Alexander, Esq.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     12.8  Governing Law.  Except to the extent expressly governed by the
           -------------
Delaware General Corporation Law, this Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

     12.9  Amendments and Waivers.  The Parties may mutually amend any provision
           ----------------------
of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to Engage Stockholder Approval or Adsmart Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     12.10  Severability.  Any term or provision of this Agreement that is
           -------------
invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     12.11  Construction.
            ------------

          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

          (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                         ENGAGE TECHNOLOGIES, INC.

                                 /s/  PAUL SCHAUT
                         By:  ________________________________

                         Title:  ________________________________


                         FCET CORP.

                                 /s/ PAUL SCHAUT
                         By:  ________________________________

                         Title:  ________________________________


                         CMGI, INC.

                                 /s/ ANDREW HAJDUCKY
                         By:  ________________________________

                         Title:  ________________________________


                         ADSMART CORPORATION

                                 /s/ JOHN FEDERMAN
                         By:  ________________________________

                         Title:  ________________________________

                         FLYCAST COMMUNICATIONS CORPORATION

                                 /s/ ANDREW HAJDUCKY
                         By:  ________________________________

                         Title:  ________________________________